LAW OFFICES
STANLEY J. KALATHARA PC
98-19th Avenue
37th Avenue Corona, New York 11368
Direct Number: 646 327-8772    Fax: 212 994-8093
email: ls@Iaurencesinger.com

Laurence Singer Of Counsel Member, District of Columbia Bar	Washington D.C Office: 1629 K Street NW, Suite 300 Washington D.C. 20006

August 20, 2009

Mr. Stephen Maddox
President/Chief Executive Officer
USA Real Estate Holding Company
1020 North Coach House Circle
Wichita, Kansas, 67235

Re: USA Real Estate Holding Company –SEC Form S-1

Dear Mr. Maddox:

I have acted as special legal counsel for USA Real Estate Holding Company, a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission. The Registration Statement relates to the registration of an aggregate of 183,599,000 shares of common stock of the Company (the “Common Stock”) under the Securities Act of 1933, as amended (the “Securities Act’). 133,599,000 shares of common stock being registered represent shares for resale by the selling shareholders as named in the Registration Statement (the “Selling Shareholders”), while 50,000,000 shares of common stock being registered represent shares to be sold in a public offering in connection with the S-1.

In connection with this opinion, I have made such investigations and examined such records, including: (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation, as amended; (iii) the Company’s Bylaws; (iv) certain records of the Company’s corporate proceedings, including such corporate minutes as I deemed necessary to the performance of my services and to give this opinion; and (v) such other instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion. I have examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of such instruments, documents and records, as I have deemed necessary for the preparation of this opinion. I have also reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the shares of Common Stock.

Mr. Stephen Maddox
August 20, 2009

In giving this opinion I have assumed: (i) the genuineness of all signatures and the authenticity and completeness of all documents submitted to me as originals; and (ii) the conformity to originals and the authenticity of all documents supplied to me as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents.

I am providing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5.1 to the Registration Statement. The opinions herein are limited to the Federal laws of the United States of America and the law of the State of Delaware, including all applicable provisions of the Constitution of the State of Delaware, statutory provisions of the State of Delaware and reported judicial decisions of the courts of the State of Delaware interpreting those laws.

Based upon the foregoing, I am of the opinion that the shares of Common Stock held by the Selling Shareholders are duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption “Interests of Named Experts and Counsel”.

Sincerely,
Laurence Singer